Exhibit 3.93

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:36 PM 10/25/2019
FILED 08:36 PM 10/25/2019
SR 20197750978 - File Number 7673023

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.             The name of the limited liability company is NGL Delaware Basin Holdings, LLC.

2.             The Registered Office of the limited liability company in the State of Delaware is located at 1209 Orange Street (street), in the City of Wilmington, County of New Castle, Zip Code 19801.  The name of the Registered Agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company.

By:	/s/ ANNA GRYSKA
Authorized Person

Name:	Anna Gryska
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